EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of Premier Financial Bancorp, Inc. as of December 31, 2017 and their state of incorporation.

Subsidiary	Jurisdiction of Incorporation
Citizens Deposit Bank and Trust Company	Kentucky
Premier Bank, Inc.	West Virginia